Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mike Forman	Lippert/Heilshorn & Associates
Vice President, Finance	Kirsten Chapman/Moriah Shilton
408-894-0700	415-433-3777
Moriah@lhai-sf.com

TESSERA TECHNOLOGIES ANNOUNCES FIRST QUARTER 2006

FINANCIAL RESULTS

- Royalties and License Fees Up 64 Percent Compared to First Quarter 2005-

San Jose, Calif., May 1, 2006 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced today its results for the first quarter ended March 31, 2006.

Revenue Highlights: First Quarter 2006

•	Total revenue was $23.7 million.

•	Royalties and License Fees revenue was $19.4 million.

•	Services revenue was $4.1 million.

GAAP net income for the first quarter of 2006 was $1.4 million, or $0.03 per diluted share. Pro forma net income for the first quarter of 2006 was $6.5 million and pro forma net income per diluted share was $0.14. Pro forma net income is defined as income adjusted for non-cash tax expense and stock-based compensation. Pro forma net income per diluted share equals pro forma net income divided by the weighted diluted share count as of that period end.

“The first quarter results demonstrate the continued rapid growth of our core business, as Royalties and License Fees are up approximately 10 percent sequentially from the fourth quarter 2005. Our reported growth of approximately 64 percent exceeded our stated goal of 50 percent year-over-year growth in royalties,” stated Bruce McWilliams, Tessera’s chairman, president and chief executive officer. “The key drivers for Tessera continue to be the wireless, consumer and computing electronics industries. Specifically, we are seeing significant growth in the mobile handset market and are benefiting from the ramp of DDR2. Our intellectual property enforcement efforts are moving forward as anticipated and we continue to be confident in our position. A successful resolution to our enforcement actions in Texas and California would bring us closer to our goal of collecting royalties on greater than 80 percent of the products shipped using our technology.”

2006 Financial Guidance

Tessera expects second quarter 2006 total revenue of $24.5 million. As per company policy, quarterly revenue guidance does not include the impact of new agreements that are not already signed. Royalties and license fees are projected to be roughly equal to the first quarter of 2006 and up nearly 50 percent from the second quarter 2005. Past production payments are projected to increase sequentially by approximately $1 million. Services revenue is projected to decline slightly sequentially, due to the timing of programs.

Expenses including cost of revenue, research and development, and selling, general and administration, excluding stock based compensation expenses, are projected to total $16.5 million, including $4.0 million of litigation. Other income is projected to be $1.2 million. The company’s book tax rate is projected to be 45 percent of pre-tax profit, as a portion of stock compensation expense is not deductible for tax purposes. Cash taxes are projected to approximate $900,000 in the second quarter. The fully diluted share count is expected to be 48.2 million shares.

The company is reaffirming its 2006 total revenue guidance of $118 million to $122 million. Estimates of the impact of new agreements are included in the company’s annual revenue guidance. The Royalties and License Fees growth rate is projected to be slightly in excess of 50 percent over 2005. Past production payments are projected to decline as compared to 2005. Services revenue is projected to grow modestly over the 2005 total of $16.5 million.

Total operating expense guidance, including cost of revenue, research and development, and selling, general and administration, and excluding stock based compensation, is raised to be in the range of $62 million to $64 million, including litigation expense of $14 million to $16 million. Other income is projected to be $5 million. Cash taxes are projected to approximate $4 million. Book taxes are projected to be 45 percent of pre-tax profit. The fully diluted share count is expected to be 49.0 million shares.

“Our first quarter 2006 revenue came in above guidance. However, our expenses were up slightly as well,” stated Mike Forman, Tessera’s interim chief financial officer. “We are devoting significant resources to our enforcement efforts, which are an integral part of our overall growth strategy and we believe have generated positive results for Tessera thus far. We also continue to generate substantial positive cash flow from operations and ended the first quarter with $133.7 million in cash and cash equivalents. For the full year, we are reaffirming our annual revenue guidance and continue to expect our Royalties and License Fees will grow in excess of 50 percent.”

Conference Call Information

Tessera Technologies will host its first quarter 2006 conference call on May 1, 2006 at 1:30 p.m. Pacific Time. To access the call in the U.S., please dial 877-866-5534, and for international callers dial 706-679-0753 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 7973834.

About Tessera Technologies, Inc.

Tessera Technologies is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Note: Tessera and the Tessera logo are registered trademarks of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 include more information about factors that could affect the company’s financial results.

– Tables to Follow –

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues:
Royalty and license fees	$19,372	$11,833
Past production payments	223	12,310
Service revenues	4,069	3,756

Total revenues	23,664	27,899

Operating expenses:
Cost of revenues	3,432	2,963
Research, development and other related costs	3,876	1,529
Selling, general and administrative	13,870	5,274

Total operating expenses	21,178	9,766

Operating income	2,486	18,133
Other income, net	1,205	587

Income before taxes	3,691	18,720
Income tax provision (benefit)	2,320	6,777

Net income attributable to common stockholders	$1,371	$11,943

Basic and diluted net income per share attributable to common stockholders:
Net income per common share; basic	$0.03	$0.28

Net income per common share; diluted	$0.03	$0.25

Weighted average number of shares used in per share calculations; basic	45,432	42,873

Weighted average number of shares used in per share calculations; diluted	47,345	47,689

PRO FORMA SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

(in thousands, except share amounts)

(unaudited)

Non-cash income tax expense (benefit)	$1,395	$5,035
Stock compensation	$3,777	$134
Weighted average number of shares used in per share calculations excluding the effects of 123R; diluted	47,741	47,689

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$133,677	$127,594
Accounts receivable	6,566	4,602
Short term deferred tax assets	1,190	1,190
Other current assets	2,514	1,039

Total current assets	143,947	134,425

Property and equipment, net	8,099	8,751
Intangible assets	12,483	12,757
Goodwill	24,054	24,154
Long term deferred tax assets	9,982	9,982
Other assets	682	58

Total assets	$199,247	$190,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,275	$3,043
Accrued liabilities	7,378	6,802
Deferred revenue	673	324

Total current liabilities	10,326	10,169

Stockholders’ equity:

Common Stock	46	45
Additional paid-in capital	188,066	182,720
Deferred stock-based compensation	—	(2,245)
Accumulated deficit	809	(562)

Total stockholders’ equity	188,921	179,958

Total liabilities and stockholders’ equity	$199,247	$190,127

TESSERA TECHNOLOGIES, INC.

RECONCILIATION OF PRO FORMA NET INCOME TO NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2006	2005
Pro forma net income	$6,543	$17,112

Less:
Stock-based compensation	3,777	134
Non-cash income tax expense (benefit)	1,395	5,035

Net income, as reported	$1,371	$11,943

Pro forma net income per common share; diluted	$0.14	$0.36

Weighted average number of shares used in per share calculations excluding the effects of 123R; diluted	47,741	47,689